Exhibit 10.3
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of June 17, 2025 and effective as of June 5, 2025 (the “Effective Date”), is made by and between Shift4 Payments, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and D. Taylor Lauber (“Executive”) (the Company and Executive are collectively referred to herein as the “Parties” and individually referred to herein as a “Party”).

WHEREAS, it is the desire of the Company to continue to assure itself of the services of Executive following the Effective Date and thereafter on the terms herein provided by entering into this Agreement; and

WHEREAS, it is the desire of Executive to continue to provide services to the Company following the Effective Date and thereafter on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.Employment.

(a)General. Effective as of the Effective Date, Executive shall remain in the employ of the Company for the period and in the positions set forth in this Section 1 and subject to the other terms and conditions of this Agreement.

(b)Employment Term. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date, subject to earlier termination as provided in Section 3 below. The Term shall automatically renew for additional twelve (12) month periods unless either Party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other Party no later than ninety (90) days prior to the end of the applicable Term, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3 below.

(c)Position. During the Term, Executive shall serve as the Chief Executive Officer of the Company with such responsibilities, duties and authority normally associated with such position and as may from time to time be reasonably assigned to Executive by the Board, as defined below. Executive shall report directly to the Board. At the Board’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Board shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Executive Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service. Executive shall also serve as a member of the Board.

(d)Duties. During the Term, Executive shall devote substantially all of Executive’s working time, attention and efforts to the business and affairs of the Company (which shall include service to its affiliates), except during any paid vacation or other excused absence periods. Executive shall not engage in outside business activities (including serving on outside boards or committees) without the prior written consent of the Board (which the Board may grant or withhold in its sole and absolute discretion); provided that Executive shall be permitted to (i) serve on the board of directors of, or work for, any charitable, civic, non-profit or community organization, (ii) serve on the board of directors of, or provide consulting, advisory, or similar services to, any other business which is not a competitor of the Company or where the Board reasonably determines there is no actual conflict of interest; (iii) purchase or own less than five percent (5%) of any publicly traded securities of any business entity; or (iv) pursue any personal, financial, and legal affairs, provided such activities do not materially interfere with the performance of Executive’s duties and responsibilities to the Company as provided hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”), provided that the terms of such Policies do not conflict with the terms of this Agreement, in which case this Agreement shall control.

(e)Location. Executive’s principal place of employment will be at the Company headquarters located in Allentown, Pennsylvania, but from time to time Executive will be reasonably required to travel to other locations in the proper conduct of Executive’s responsibilities under this Agreement and may fulfil his duties when traveling for other reasons, and Executive may work from his home office in accordance with Company Policy as in effect from time to time.

2.Compensation and Related Matters.

(a)Annual Base Salary. During the Term, the Company shall pay Executive an annual base salary of $600,000, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment (the “Annual Base Salary”). Executive’s Annual Base Salary may not be decreased during the Term without Executive’s prior consent.

(b)Annual Bonus. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be at the discretion of the Compensation Committee and the Board in accordance with the amounts and criteria applicable to Executive as set forth in the Company’s approved compensation plans. Executive’s target Annual Bonus shall be 100% of the Annual Base Salary (the “Target Bonus”). The payment of the Annual Bonus will be made on or before March 15th of the year following the year in which such Annual Bonus is earned.

(c)Annual Equity Awards. During the Term, Executive will be eligible to participate in the Company’s Amended and Restated 2020 Incentive Award Plan and any other additional or successor equity incentive plans for executives and employees which the Company may implement from time to time (collectively, the “Equity Plan”), and to receive annual equity awards thereunder, as determined at the discretion of the Compensation Committee and the Board. Equity awards granted to Executive pursuant to the Equity Plan shall be made in accordance with the amounts and criteria applicable to Executive as set forth in the Company’s approved compensation plans, and shall be subject to the terms of the Equity Plan and applicable award agreements (each an “Award Agreement” and collectively the “Award Agreements”) by and between Executive and the Company (the “Annual Equity Awards”). The Annual Equity Award for fiscal year 2026 will have a target aggregate value of $9,800,000. In the event of any conflict or ambiguity between this Agreement and the Equity Plan or any Award Agreement, the Equity Plan and such Award Agreement(s) shall govern; provided, however, that to the extent any terms or conditions of the Equity Plan or any such Award Agreement(s) conflict with Sections 4(e) and 4(f) of this Agreement, the terms of Sections 4(e) and 4(f) shall govern.

(d)Special RSU Award. Within thirty (30) days following the Effective Date, the Company shall issue to Executive an award of restricted stock units of the Company with a total aggregate value of $2,860,000, as determined by the Compensation Committee in its good faith discretion (the “Special Award”). The Special Award will be granted in accordance with the terms of the Equity Plan and a separate restricted stock Award Agreement to be entered into between the Company and Executive. The Special Award shall, subject to Section 4(f), vest annually in three equal installments on each of the first three anniversaries of the Effective Date, subject to Executive’s continued service through the applicable vesting dates. In the event of any conflict or ambiguity between this Agreement and the Equity Plan or any Award Agreement, the Equity Plan and such Award Agreement(s) shall govern; provided, however, that to the extent any terms or conditions of the Equity Plan or any such Award Agreement(s) conflict with Sections 4(e) and 4(f) of this Agreement, the terms of Sections 4(e) and 4(f) shall govern.

(e)Benefits. During the Term, Executive shall be eligible to participate in all employee benefit plans, programs and arrangements as the Company may from time to time offer to provide to its executives, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit.

(f)Vacation; Holidays. During the Term, Executive shall be entitled to paid vacation per calendar year (pro-rated for partial years) in accordance with the Policies, but in any event not less than four (4) weeks of paid vacation per year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive. In addition, the Company offers employees time off for standard Company holidays in accordance with the Policies.

(g)Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy in effect from time to time.

(i)Commuting Expenses. Executive shall be entitled to reimbursement from the Company for commuting expenses incurred by Executive (including, without limitation, expenses related to automobile use, personal drivers, auto insurance, gasoline or fuel, automotive maintenance, and other automobile-related costs) (collectively, “Commuting Expenses”), up to a reasonable amount to be agreed upon between the Executive and Company.

(ii)Security Expenses. The Company shall engage a professional security consultant, which consultant shall be mutually acceptable to both the Company and Executive (the “Security Consultant”), to perform an assessment of Executive’s personal security considerations and needs in connection with Executive’s role as Chief Executive Officer of the Company. The Compensation Committee shall review the Security Consultant’s assessment and determine, in its good faith discretion, any reasonable security enhancements to be implemented with respect to Executive. Furthermore, Executive shall be entitled to receive data security consulting services and related equipment in connection with Executive’s use of electronic Company equipment.

(iii)Professional Fees. The Company shall pay or Executive shall be reimbursed for Executive’s reasonable legal and accounting fees incurred in negotiating and drafting this Agreement, in an amount not to exceed $50,000, in accordance with the Company’s expense reimbursement policy following receipt of an invoice for legal, accounting and tax services from Executive and/or his advisors.

(h)Indemnification.

(i)In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under organizational documentations of the Company and applicable law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.

(ii)During the Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

3.Termination.

(a)Circumstances. The Term and Executive’s employment hereunder may be terminated by either the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(i)Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)Termination without Cause. The Company may terminate Executive’s employment without Cause, which shall include Executive’s termination as a result of the Company delivering a Notice of Non-Renewal.

(v)Resignation from the Company for Good Reason. Executive may resign from Executive’s employment with the Company for Good Reason, as defined below.

(vi)Resignation from the Company without Good Reason. Executive may resign from Executive’s employment with the Company for any reason (including reasons other than Good Reason) or for no reason, which shall include Executive’s termination as a result of Executive delivering a Notice of Non-Renewal.

(b)Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i) above) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination (as defined below). The failure by either party to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.

(c)Termination Date. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of the Term and Executive’s employment with the Company, which, if Executive’s employment is terminated pursuant to Section 3(a)(i) above, will be the date of Executive’s death, and otherwise shall be the date specified in a Notice of Termination. Except in the case of a termination pursuant to Sections 3(a)(i), (iii) and (v) above, the Date of Termination shall be at least thirty (30) days following the date of the Notice of Termination; provided, however, in the event Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date on or after the date of such notice and prior to the Date of Termination specified by Executive.

4.Obligations upon a Termination of Employment.

(a)Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a) above, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a) above other than Section 3(a)(iii), any unpaid Annual Bonus earned by Executive for the year prior to the year in which the Date of Termination occurs, paid to Executive when bonuses for such year are paid to actively employed senior executives of the Company but in no event later than March 15 of the year following the year in which the Date of Termination occurs; and (iii) upon a termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a)(i) or Section 3(a)(ii), a pro-rated Annual Bonus for the current year based on the prior year’s Annual Bonus, as determined in accordance with Section 2(b); (iv) any accrued but unpaid paid vacation owed to Executive pursuant to Section 2(g) above, if applicable; (v) any expenses owed to Executive pursuant to Section 2(h) above; and (vi) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law or as specifically provided in a Company Arrangement, the Equity Plan, any Award Agreement, or this Agreement, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts arising under this Agreement (if any) shall cease upon the termination of Executive’s employment hereunder. All amounts payable to Executive pursuant to clauses (i), (iii), (iv) and (v) of this Section shall be paid in a lump sum within 30 days following the Date of Termination, and all benefits owed to Executive pursuant to clause (vi) of this Section shall be paid and/or issued in accordance with the Company Arrangements.

(b)Provided Executive has not been terminated by the Company pursuant to Section 3(a)(iii) (Termination for Cause), if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s dependents. Such reimbursement shall be paid to Executive on the first (1st) of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12) month anniversary of the Date of Termination; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source.

(c)Executive’s Obligations upon Termination.

(i)Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall indemnify and hold harmless Executive in accordance with Section 2(i) with respect to any such cooperation and reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

(ii)Return of Company Property. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

(d)Severance Payments upon a Termination without Cause or Resignation with Good Reason Outside the Change in Control Protection Period. If, during the Term and outside the Change in Control Protection Period, Executive’s employment terminates pursuant to Section 3(a)(iv) above due to the Company’s termination without Cause or pursuant to Section 3(a)(v) above due to Executive’s resignation for Good Reason, then, subject to Executive’s delivery to the Company of an executed waiver and release of claims in a form approved by the Company (the “Release”) that becomes effective and irrevocable in accordance with Section 10(k)(vi) below, and Executive’s continued compliance with Section 5 below, Executive shall receive, in addition to payments and benefits set forth in Section 4(a) above, the following:

(i)an amount in cash equal to twelve (12) months of Executive’s then-existing Annual Base Salary, payable, in the form of salary continuation in regular installments over the twelve (12) month period following the Date of Termination in accordance with the Company’s normal payroll practices with the first of such installments to commence on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 10(k)(vi) below; and

(ii)a pro-rated portion (based on the number of days Executive was employed by the Company during the calendar year in which the Date of Termination occurs) of the Executive’s Target Bonus for such year; any such pro-rated bonus will be payable to Executive when annual bonuses are generally paid to actively employed senior executives of the Company but in no event later than March 15 of the year following the year in which the Date of Termination occurs.

(e)Severance Payments upon a Termination without Cause or Resignation with Good Reason Within the Change in Control Protection Period. If, during the Term and within the Change in Control Protection Period, Executive’s employment terminates pursuant to Section 3(a)(iv) above due to the Company’s termination without Cause or pursuant to Section 3(a)(v) above due to Executive’s resignation for Good Reason, then, subject to Executive’s delivery to the Company of the Release that becomes effective and irrevocable in accordance with Section 10(k)(vi) below, and Executive’s continued compliance with Section 5 below, Executive shall receive, in addition to payments and benefits set forth in Section 4(a) above, the following:
(i)an amount in cash equal to eighteen (18) months of Executive’s then-existing Annual Base Salary, payable as a lump sum payment within sixty (60) days of the Date of Termination, on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 10(k)(vi) below;
(ii)a pro-rated portion (based on the number of days Executive was employed by the Company during the calendar year in which the Date of Termination occurs) of the Target Bonus, payable as a lump sum payment within sixty (60) days of the Date of Termination; and

(iii)Notwithstanding anything to the contrary in the Equity Plan (or successor plan thereto) or the award agreements evidencing any award granted to the Executive under the Equity Plan, all unvested awards, whether granted to Executive prior to or after the Effective Date, shall vest in full on the date the Release becomes effective and irrevocable.

(f)Annual Awards Vesting. Notwithstanding anything to the contrary in any Equity Plan or Award Agreement applicable to Executive, if Executive’s employment terminates pursuant to Section 4(d) (Severance Payments upon a Termination without Cause or Resignation with Good Reason Outside the Change in Control Protection Period), then, subject to Executive’s delivery to the Company of an executed Release that becomes effective and irrevocable in accordance with Section 10(k)(vi) below, and Executive’s continued compliance with Section 5 below: (i) the vesting (and, if applicable, exercisability) of all equity awards granted to Executive prior to the Effective Date (which, for the avoidance of doubt, will not include any awards granted pursuant to Section 2(c) or 2(d)), whether time-based, performance-based, or both, shall be subject to acceleration in full (and, if applicable, all restrictions and rights of repurchase on such awards shall lapse), effective as of the date the Release becomes effective and irrevocable in accordance with Section 10(k)(vi) below, (ii) the vesting (and, if applicable, exercisability) of all equity awards granted to Executive on or following the Effective Date that are time-based (including, for the avoidance of doubt, time-based equity awards granted pursuant to Sections 2(c) and 2(d)), shall accelerate with respect to a number of shares subject to such awards that would have become vested had Executive remained employed by the Company for an additional twelve (12) months following the Date of Termination, effective as of the date the Release becomes effective and irrevocable in accordance with Section 10(k)(vi) below, and (iii) any such vested awards subject to exercisability shall be exercisable by Executive up to the later of (A) the outside exercise date set forth in such Award Agreement and (B) one hundred eighty (180) days following the Date of Termination, after which date any such vested awards that have not been exercised shall be forfeited.

(g)No Requirement to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner and Executive shall continue to receive any payments or benefits to which he is entitled to under this Agreement regardless of whether he seeks or obtains subsequent employment. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

5.Restrictive Covenants and Confidentiality.

(a)In consideration of the Executive’s continued employment and promotion to Chief Executive Officer, the payments and benefits set forth in this Agreement or otherwise provided to Executive, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive hereby agrees that Executive shall not, at any time during the Restricted Period (as defined herein), directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (as defined herein) (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity which is competitive with any material service or product offering that, as of the Date of Termination, the Company or any entity owned by the Company anywhere in the United States engages in. For purposes of this Section, “competitive” entities shall consist of businesses that are competitive with, or substantially similar to, the Company’s business as of the Date of Termination. Notwithstanding the foregoing, Executive shall be permitted to (i) acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business; and (ii) continue to act or serve as a director, trustee, committee member, or principal of any business which Executive engaged in during the Term and prior to the Date of Termination in accordance with Section 1(d) of the Agreement.

(b)Executive hereby agrees that Executive shall not, at any time during the Restricted Period, directly or indirectly, either for himself or on behalf of any other Person, recruit or otherwise solicit or induce any suppliers or customers of the Company to terminate its arrangement with the Company, or otherwise change its relationship with the Company. For these purposes, a “customer” of the Company shall be all Persons that have actually used the Company’s services or purchased its products at any time prior to the Date of Termination and all additional such customers that the Executive has knowledge of during the period beginning on the Date of Termination and ending on the last day of the Restricted Period.

(c)In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Executive of the provisions of this Section 5 shall toll the running of any time periods set forth in this Section 5 for the duration of any such breach or violation.

(d)As used in this Section 5, the term “Company” shall include the Company and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof.

(e)Executive acknowledges that during his employment with the Company, Executive had access to, received and had been entrusted with Confidential Information (as defined below), which is considered secret and/or proprietary and has great value to the Company and that except for Executive’s engagement by the Company, Executive would not otherwise have access to such Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Subject to Section 4(c), during and at all times after employment with the Company, Executive shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except in the proper course and scope of Executive’s duties or with the prior written consent of the Company.

(f)Notwithstanding the foregoing, nothing in this Section 5 or any other Section of this Agreement prohibits Executive from (i) providing truthful information or testimony if required under a subpoena or ordered by a court of competent jurisdiction to disclose Confidential Information, provided that in such circumstance Executive must, to the extent permitted by law or governmental order, first provide prompt written notice of such subpoena or order to the Company to enable the Company to, at its sole cost and expense, seek a protective order prior to making such disclosure of Confidential Information and shall reasonably cooperate, to the extent permitted by applicable law or governmental order, with and adhere to the reasonable instructions of the Company (at the Company’s sole cost and expense) when revealing, or objecting or contesting to the disclosure of, such Confidential Information, (ii) filing charges with, cooperating with, providing information to or reporting possible violations of law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, any Inspector General, and any other self-regulatory organization, or any other federal or state regulatory authority (iii) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, or (v) making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

(g)Executive is hereby provided notice of immunity under the federal Defend Trade Secrets Act of 2016, which provides: (i) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.

6.Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets or equity securities of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements or other payments or benefits provided to Executive under this Agreement, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.
7.Certain Definitions.

(a)“Board” shall mean the Board of Directors of the Company or an authorized committee of the Board.

(b)“Cause” shall mean a termination by the Company for one of the following reasons: (i) Executive’s fraud or embezzlement with respect to the Company; (ii) Executive’s breach of fiduciary duties to the Company; (iii) Executive’s willful and continuing failure to substantially perform his obligations under this Agreement which continues for 30 days after Executive receives reasonable written notice detailing such failure; (iv) Executive’s conviction or plea of nolo contendere or guilty in respect of a felony; or (v) Executive’s willful or grossly negligent misconduct that has resulted in a material adverse effect on the property, business, or reputation of the Company. Any determination of whether Cause exists shall be made by the Board or the Compensation Committee (acting in its settlor capacity), as applicable, in its sole discretion.

(c)“Change in Control” shall have the meaning set forth in the Equity Plan.

(d)“Change in Control Protection Period” means the period commencing 3 months before the date a Change in Control is consummated and ending 12 months following the date of such consummation.

(e)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(f)“Confidential Information” shall mean all information or material (i) that is developed by the Company or any of its affiliates, relates to the business, operations, employees, customers and/or clients of the Company or any of its affiliates and, if disclosed, could reasonably cause non-de minimis harm to the interests of the Company and/or its affiliates, or (ii) which is either (A) marked “Confidential Information”, “Proprietary Information” or with another similar marking, or (B) from all the relevant circumstances should reasonably be assumed by Executive to be confidential and proprietary to the Company. Confidential Information may include, but is not limited to, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, ideas, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to the Company and its customers and/or producers or other suppliers’ identities, characteristics and agreements, financial information and projections, and employee files, in each case, whether disclosed or made available to Executive in writing, orally or by drawings or observation, or whether intangible or embodied in documentation, software, hardware or other tangible form. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. Notwithstanding the foregoing, Confidential Information shall not include any information that is (w) known or developed by Executive as a result of Executive’s experience in the Company’s industry generally and not specific to the Company, (x) known to the public or becomes known to the public through no fault of Executive, (y) received by Executive on a non-

confidential basis from a person that is not known by Executive to be bound by an obligation of confidentiality to the Company or its affiliates, or (z) in Executive’s possession prior to receipt from the Company or its affiliates, as evidenced by Executive’s written records. Furthermore, nothing contained herein shall be deemed to prohibit any disclosure that is required by law or court order, provided that the Company is given reasonable prior notice and an opportunity to contest or minimize such disclosure.

(g)“Disability” shall mean any physical or mental impairment that prevents Executive from being able to substantially perform his duties with or without a reasonable accommodation by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted, or can be expected to last, for not less than ninety (90) days (whether or not occurring consecutively) during any period of twelve (12) consecutive months, with such determination of whether Executive is subject to a Disability to be made in good faith by the Board after consultation with a physician, selected by Executive and approved by Board (which approval shall not be unreasonably withheld), who has examined and diagnosed Executive; provided, however, that any leave of absence under the Family and Medical Leave Act or other medical leaves permitted by the Company to other employees generally shall be excluded from this definition.

(h) “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent: (i) a material diminution in Executive’s authority, duties, responsibilities or reporting structure; (ii) a material reduction in Executive’s Annual Base Salary (as the same may increase from time to time during the Term); (iii) a material reduction in Executive’s compensation targets set forth in Sections 2(b) (Annual Bonus) and 2(c) (Annual Equity Awards) (as the same may increase from time to time during the Term); (iv) a relocation of Executive’s principal place of employment by more than fifty (50) miles; (v) any material breach by the Company of any provision of this Agreement or any provision of any other agreement between Executive and the Company (including, without limitation, any award agreement(s) issued to Executive pursuant to Sections 2(c) (Annual Equity Awards) and 2(d) (Special RSU Award)); (vi) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or (vii) the Company’s failure to nominate Executive for election to the Board and to use its best efforts to have Executive elected and re-elected, as applicable. Executive cannot terminate employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds, the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances and Executive terminates his employment for Good Reason within sixty (60) days following the end of such cure period.

(i)“Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(j)“Restricted Period” shall mean the period from the Effective Date through the 12-month anniversary of the Date of Termination.

8.Parachute Payments.

(a)Notwithstanding any other provisions of this Agreement or any Company Arrangement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 above, being hereinafter referred to as the “Total Payments”), that would constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 8, be subject (in whole or in part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 8(b) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of subclauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c)The Company will select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax, provided that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code, to make determinations regarding the application of this Section 8 (the “Independent Adviser”). The Independent Adviser shall provide its determination, together with detailed supporting calculations and documentation, to Executive and the Company within fifteen (15) business days following the date on which Executive’s right to the Total Payments is triggered, if applicable, or such other time as requested by Executive (provided, that Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax) or the Company. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. Any good faith determinations of the Independent Adviser made hereunder shall be final, binding and conclusive upon the Company and Executive.

(d)In the event it is later determined that to implement the objective and intent of this Section 8, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Executive, except to the extent the Company reasonably determines would result in imposition of an excise tax under Section 409A.

9.Work Made for Hire. In the course of his duties, Executive may create intellectual property rights in his work product that may be capable of protection under the copyright, trademark or patent laws of the United States or another country (the “Work Product”). The parties agree that any intellectual property rights in Work Product created by Executive shall be deemed Works Made for Hire and shall belong to and be the exclusive property of the Company. This shall include any rights created by 17 USC Section 201(b) as it relates to the Company’s ownership of copyrights created by this Agreement. Executive further agrees to waive any and all claims for compensation or benefits derived from the creation, use or sale of such Work Product by the Company and shall execute all documents required to evidence ownership of said Work Product by the Company at the Company’s request. In addition, Executive shall not be granted any type of license to use any work product for his own benefit. If for any reason, the Work Product is not considered a work made for hire under applicable law, Executive does hereby assign and transfer to the Company, its successors, and assigns, the entire right, title and interest in and to the copyright/patent and trademarks in the Work Product and any registrations and copyright/patent or trademark applications relating thereto and any renewals and extensions thereof; in and to all works based upon, derived from, or incorporating the Work Product; in and to all income, royalties, damages, claims and payments now or hereinafter due or payable with respect to the Work Product, and in all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights/patents or trademarks, and in and to all rights corresponding to the foregoing throughout the world. Executive shall execute all papers and to perform such acts as the Company may deem necessary to secure for the Company or its designee the rights herein assigned.

10.Miscellaneous Provisions.

(a)Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 10 of this Agreement will survive the termination of Executive’s employment and the termination of the Term.

(b)     Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law of the Commonwealth of Pennsylvania or any other jurisdiction that would result in application of the laws of a jurisdiction other than the Commonwealth of Pennsylvania, and where applicable, the laws of the United States. In the event that any dispute shall arise among the Company and Executive as to any matter or thing covered hereby or as to the meaning of this Agreement, or to any state of facts which may arise, same shall be settled by the agreement of such parties, or if they are unable to agree, same shall be settled, upon written demand of any party hereto, by arbitration in Manhattan, New York before a single arbitrator, selection of the arbitrator and the conduct of the arbitration to be in accordance with the rules of the American Arbitration Association. Any award or decision rendered shall be made by means of a written opinion explaining the arbitrator’s reasons for the award or decision, and the award or decision shall be final and binding upon the parties. The arbitrator may not amend or vary any provision of this Agreement. Judgment upon the award or decision rendered by the arbitrator may be entered in any court of competent jurisdiction. Refusal of any party to arbitrate shall entitle any other party hereto to specifically enforce this Agreement in a court of competent jurisdiction, and as a result of said refusal to arbitrate, the remaining parties shall be entitled to receive costs, reasonable attorney’s fees and their share of the arbitration fee, if any, on a pro-rata basis. Arbitration by the parties shall take place at a time and place as may be agreed upon, but if no agreement shall be reached, then at the offices of the Company’s attorneys at a time selected by the arbitrator. If the arbitrator determines, in his or her absolute discretion, that any party has (i) been in default hereof, (ii) instituted the arbitration proceeding without reasonable cause, or (iii) has taken an action or failed to take an action without reasonable cause which warranted the institution of the arbitration proceeding (each a “Defaulting Party”), as the case may be, the arbitrator shall have the right to award to the party or parties injured by such conduct an amount equal to the reasonable attorney’s fees and costs incurred by such injured party in such proceedings, together with the actual cost of such arbitration proceedings itself. If the Defaulting Party does not pay to the other party the arbitration award within ten (10) days of written demand therefor, and the other party shall institute suit in a court of competent jurisdiction to enforce said decision, the Defaulting Party shall pay to the other party the reasonable attorney’s fees and court costs incurred in such action. Nothing in this Section 10(b) is intended to preclude any party hereto from seeking, in an action in a court of competent jurisdiction, (i) specific performance of an obligation of any other party, or (ii) enforcement of rights hereunder after the entry of an arbitration award.
(b)
(c)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d)Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
(i)If to the Company, to the Board at the Company’s headquarters,

(ii)If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii)At any other address as any Party shall have specified by notice in writing to the other Party.

(e)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(f)Entire Agreement. The terms of this Agreement, any indemnification agreement between the Company and Executive, and any equity award agreement between the Company and Executive are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(i)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(j)Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(k)Section 409A.

(i)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(ii)Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A.

(vi)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (A) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (B) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to

Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 10(k)(vi), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 10(k)(vi)(B), on the first payroll period to occur in the subsequent taxable year, if later.

11.Acknowledgements.

Each party acknowledges that such party has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the other party hereto, other than those contained in writing herein, and has entered into this Agreement freely based on such party’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

SHIFT4 PAYMENTS, INC.

By: /s/ Jordan Frankel
Name: Jordan Frankel
Title: Secretary, General Counsel and Executive Vice President, Risk and Compliance

EXECUTIVE

/s/ D. Taylor Lauber
D. Taylor Lauber

[Signature Page – Taylor Lauber Employment Agreement]